Exhibit (5)


                                                     April 17, 1996


Board of Directors
First Union Corporation
Charlotte, North Carolina 28288

Ladies and Gentlemen:

         I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-8 of 7,000,000 shares of the Corporation's Common Stock under the Securities Act of 1933 (the "Registration Statement"), including rights attached thereto to purchase shares of Common Stock or junior participating Class A Preferred Stock pursuant to the Corporation's Shareholder Protection Rights Agreement (collectively, the "Shares"), that are issuable under the Corporation's 1996 Employee Stock Purchase Plan (the "Plan").

         On the basis of such investigation as I deemed necessary, I am of the opinion that:

         1. the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

         2.       the  Shares   have  been  duly   authorized   and,   when  the
                  Registration Statement has become effective under the Securities Act of 1933 and the Shares have been duly issued and sold under the Plan, the Shares will be validly issued by the Corporation, fully paid and nonassessable.

         I hereby consent to the use of my name under Item 5 in Part II of the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I come within the




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category of persons whose consent is required by the  Securities Act of 1933 and the rules promulgated thereunder.

                                Very truly yours,



                              Marion A. Cowell, Jr.




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